Exhibit 10.1*

Execution copy

AGREEMENT FOR THE SALE AND PURCHASE OF: THE BOOKING CAMPUS, AMSTERDAM, THE NETHERLANDS
14 DECEMBER 2022
Between BOOKING.COM REAL ESTATE AMSTERDAM B.V. as the Seller and D-IE WIIS OOSTERDOK COÖPERATIEF U.A. as the Purchaser and BOOKING.COM HOLDING B.V. as the Guarantor

Allen & Overy LLP * Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

CONTENTS
Clause    Page

Signatories    28

THIS AGREEMENT is made on 14 December 2022,
BETWEEN:
(1)BOOKING.COM REAL ESTATE AMSTERDAM B.V., a limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, Municipality of Amsterdam, its office address at Herengracht 597, 1017 CE Amsterdam, the Netherlands, and registered with the Dutch Commercial Register under number 64946398 (the Seller);
(2)D-IE WIIS OOSTERDOK COÖPERATIEF U.A., a cooperative under Dutch law (coöperatie) having its official seat (statutaire zetel) in Amsterdam, Municipality of Amsterdam, its office address at Zuidplein 36, 1077 XV Amsterdam, the Netherlands, and registered with the Dutch Commercial Register under number  88403661 (the Purchaser); and
(3)BOOKING.COM HOLDING B.V., a limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, Municipality of Amsterdam, its office address at Herengracht 597, 1017 CE Amsterdam, the Netherlands, and registered with the Dutch Commercial Register under number 57987823 (the Guarantor);
The parties to this Agreement are hereinafter also collectively referred to as the Parties and each individually as a Party.
WHEREAS:
(A)The Seller is entitled to the Subject of Sale. The Seller initiated the development of the Property in 2016 and entered into the TKA with the Developer and the Tenant (who acted as guarantor for the timely and full compliance of all obligations of the Seller under the TKA).
(B)On 7 September 2022 the Seller and the Purchaser entered into an LOI in respect of the main terms for the sale and purchase of the Subject of Sale by the Seller respectively the Purchaser and the Lease of the Property by the Tenant. In the LOI it was, amongst others, agreed that:
(a)the Purchaser would acquire the Property on an "as is, where is" basis (voetstoots) on the Completion Date and in the condition (factual, legal, commercial, fiscal, technical and environmental) that it is in on the Completion Date with all known and unknown visible, hidden and invisible risks, defects and limitation and with the actual use at that time, however taking into consideration the recent development of the Property, the involvement of the Seller and the Tenant in the development thereof and without prejudice to the undertakings, representations and warranties of the Seller as set out in this Agreement;
(b)the Seller would only give limited warranties with regard to disclosed information, ownership, title, lease and construction of the Property and its liability will be limited in accordance with market practice.
(C)Furthermore, the offer made by the Purchaser in the LOI was based on the assumption of acquisition of the Property with an energy label A++ and the ambition to obtain a BREAAM NL certificate classification “Excellent”.

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(D)The Purchaser has conducted the Due Diligence to its satisfaction.
(E)The Seller now wishes to sell and the Purchaser now wishes to purchase the Subject of Sale on the terms set out in this Agreement.
(F)All terms with a capital are defined below.
IT IS AGREED as follows:
1.DEFINITIONS
1.1For the purpose of this Agreement (including its recitals), the following terms have the following meaning:
Agreement means this agreement for the sale and purchase of the Subject of Sale, including all Annexes;
Annex means an annex to this Agreement;
Apartment Regulations means the regulations as set out in the deed of division in which the Apartment Rights are established;
Business Day means a day other than Saturday and Sunday on which banks are generally open for business in the Netherlands and Germany;
Built-in Package means the office furnishings or fit-out of the Property, the scope of delivery of which is roughly and indicatively described in the TKA, which is basically everything in the relevant buildings that is not part of the shell and core (casco) of the buildings;
Clause means a clause of this Agreement;
Clients' Account means the third party trust account (derdengeldenrekening) held by the Notary in accordance with article 25 of the Act on the notarial profession (wet op het notarisambt) with ABN AMRO Bank N.V., with bank account NL19ABNA0881812668, BIC code: ABNANL2A, in the name of NewGround Law B.V. inzake Derdengelden Notariaat NewGround Law B.V.;
Contractors means the contractors listed in the list of contractors which is attached to this Agreement as Annex 16;
Company means ODE Energie B.V.;
Completion means the execution of the Deed of Transfer Property Rights and the Deed of Transfer Shares by the Notary;
Completion Date means the date on which Completion takes place as referred to in Clause 3;
Cut-Off Date means the date which is the latest six (6) months after the day of first use of the Property for VAT purposes;

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Damages means the actual amount of damages (vermogensschade) as referred to in section 6:95 DCC suffered or incurred by a Party in respect of a breach (tekortkoming) of the provisions of this Agreement, which damages may include loss of rent, as the case may be;
Data Room means the virtual data room set up by or on behalf of the Seller, containing (i) the information listed in the index attached to this Agreement as Annex 1, enabling the Purchaser to conduct the Due Diligence and (ii) the Q&A. A USB stick of the complete contents of the Data Room is attached to this Agreement as Annex 2;
DCC means the Dutch Civil Code (Burgerlijk Wetboek);
Deed of Acquisition means the (notarial) deed pursuant to which the Seller acquired the title to the Property (including (later (approved by the Purchaser) changes of) the deed of division of the Building into apartment rights sufficiently known to the Parties as well as any (approved by the Purchaser) changes to the Deed of Acquisitions);
Deed of Transfer Property Rights means the deed of transfer by which the Property Rights will be transferred by the Seller to the Purchaser, substantially in the form attached to this Agreement as Annex 3;
Deed of Transfer Shares means the draft deed of transfer by which the Shares will be transferred by the Developer to the Purchaser, substantially in the form attached to this Agreement as Annex 4;
Developer means Oosterdokseiland Ontwikkeling Amsterdam C.V.;
Disclosed Information means any and all fairly disclosed information which is contained in this Agreement, the Data Room, the Deed of Acquisition, the Q&A, written communication (including by e-mail) between the parties mentioned on the working party list attached to this Agreement as Annex 5, publicly available with the Dutch Commercial Register (handelsregister), the Land Registry (kadaster), www.bodemloket.nl and www.ruimtelijkeplannen.nl;
Due Diligence means the due diligence investigation carried out by and/or on behalf of the Purchaser and/or its advisors in respect of all (legal, commercial, fiscal, technical and environmental) aspects of the Subject of Sale and which due diligence is based on the Disclosed Information;
Escrow Agreement Developer means the escrow agreement between the Developer, the Seller and Allen & Overy LLP as escrow agent attached to this Agreement as Annex 6;
Ground Rent means the ground rent due to the Municipality in connection with the Property Rights;
Ground Rent Correction means the difference between the current Ground Rent for the Property and the adjusted Ground Rent for the Property determined by the Municipality in accordance with the NEN 2580 Measurement;
Guarantees Contractors means the guarantees of the Contractors (and subcontractors) for the purpose of covering all warranties and liabilities in accordance with and as referred to in an overview which is attached to this Agreement as Annex 7;

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Hand Over Date means the date on which the Property will be handed over by the Seller to the Purchaser and to the Tenant as set out in the delivery report of the Lease attached in Annex 12;
Land Registry means the public registers in relation to immovable property and rights thereon, as defined in Section 8.1 of the Land Register Act (Kadasterwet);
Lease means the contract containing the lease agreement (huurovereenkomst) with the Tenant including all annexes and riders, of which a final agreed draft is attached to this Agreement as Annex 8;
LFA means lettable floor area;
LOI means the letter of intent entered into between the Seller and the Purchaser on 7 September 2022 with regard to the sale and purchase of the Subject of Sale, attached to this Agreement as Annex 9;
Municipality means the Municipality of Amsterdam;
NEN 2580 Measurement means the NEN 2580 measurement type A attached to the Lease;
Notary means Mrs. C.S.G. de Witt Wijnen-Guman, a civil law notary (notaris) associated with NewGround Law B.V.;
Outstanding Works means the defect(s) in the core and shell part of the Property which has/have been identified and brought up during the hand-over of the Property by the Developer to the Seller and the Tenant and of which the Seller has provided a list to the Purchaser and as such attached to this Agreement as Annex 18. Any missing documents identified in the List of hand-over documents in Annex 14, shall constitute a defect and shall be considered to be included in the Outstanding Works List;
Party means the Seller or the Purchaser;
Parties means the Seller and the Purchaser;
Property Charges means the property tax (onroerende zaakbelasting), insofar as levied in connection with the enjoyment of a right in rem (eigenaarsgedeelte), the water board charges (waterschapsbelasting) and any sewerage charges (rioolbelasting) as well as the Ground Rent, the retribution for the Right of Superficies and any charges due to the associations of owners (if any);
Property Rights means
a.the Leasehold Office Building;
b.the Leasehold Commercial Space;
c.the 213/254 undivided share in the Apartment Right Private Parking Garage;
d.the Apartment Right Bicycle Storage.
Where applicable, this definition shall also refer to the factual Property.

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Solely for easy reference the further detailed descriptions of the Property related definitions are set out below:
Apartment Rights means

a.the apartment right, granting the exclusive use of the Office Building, cadastrally known as municipality of Amsterdam, section G, complex designation 9548 index A-1 (“Apartment Right Office Building”), constituting the 86/100 undivided share in the Upper Ground Structure;

b.the apartment right granting the exclusive use of the Commercial Space, cadastrally known as municipality of Amsterdam, section G, complex designation 9548 index A-2 (“Apartment Right Commercial Space”), constituting the 3/100 undivided share in the Upper Ground Structure;

c.the apartment right granting the exclusive use of the Residential Building, cadastrally known as municipality of Amsterdam, section G, complex designation 9548 index A-3 (“Apartment Right Residential Building”), constituting the 11/100 undivided share in the Upper Ground Structure;

d.the apartment right, granting the exclusive use of a part of the Parking Garage, cadastrally known as municipality of Amsterdam, section G, complex designation 9547 index A-2, (“Apartment Right Private Parking Garage”) constituting the 55/100 undivided share in the Right of Superficies Underground Structure;

e.the apartment right, granting the exclusive use of the Bicycle Storage, cadastrally known as municipality of Amsterdam, section G, complex designation 9547 index A-3 (“Apartment Right Bicycle Storage”), constituting the 15/100 undivided share in in the Right of Superficies Underground Structure;
Bicycle Storage means the bicycle storage constructed under the Plots on the minus one (-1) level with supporting facilities, locally known as Oosterdokskade 239 in Amsterdam, the Netherlands;
Commercial Space means the part of the building constructed on the Plots with commercial space and catering space on the ground floor (and mezzanine on the first floor) the building constructed on the Plots with supporting facilities, locally known as Oosterdokskade 161, 223, 225, 227, 233, 237, 241 and 243 in Amsterdam, the Netherlands;

Leasehold means the Leasehold Office Building and/or the Leasehold Commercial Space;
Leasehold Conditions means the leasehold conditions from the Municipality applicable to the Leasehold;

Leasehold Commercial Space means the perpetual right of leasehold (het voortdurend recht van erfpacht) established by the Municipality for the benefit of the leaseholder on the Apartment Right Commercial Space;

Leasehold Office Building means the perpetual right of leasehold (het voortdurend recht van erfpacht) established by the Municipality for the benefit of the leaseholder on the Apartment
Right Office Building;

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LTEO-System means the aquifer thermal energy storage system located partly under the Plots and partly outside the Plots, serving the Building and also other properties in the area which is held under a right of superficies by the Company and under a sub-right of superficies by EQUANS;
Office Building means the part of the building constructed on the Plots with office space on the ground floor up to and including the 11th floor with supporting facilities, locally known as Oosterdokskade 163 and 235, Ton de Leeuwstraat 2, 4, 98 up to and including 108 (even numbers) and Oosterdoksstraat 156, 158 and 162 in Amsterdam, the Netherlands;
Plots means the plots of land which are part of the Property and to which the Subject of Sale relate which plots are listed with cadastral details in Annex 11;
Private Parking Garage means the private parking garage constructed under the Plots containing 254 car parking spaces on the minus two (-2) level and the minus one (-1) level with supporting facilities, locally known as Oosterdoksstraat (unnumbered) Amsterdam, the Netherlands;
Property means the Plots with the Booking.com Campus consisting of the Office Building, the Commercial Space, the part of the Private Parking Garage that is legally and factually still to be allocated to the Purchaser (i.e. the 213 car parking spaces with appurtenances) and the Bicycle Storage;
Public Parking Garage means the public parking garage constructed under the Plots on the minus two (-2) level and the minus one (-1) level with supporting facilities, locally known as Oosterdoksstraat (unnumbered) Amsterdam, the Netherlands;
Residential Building means the residential building constructed on the Plots with address Oosterdokskade 163 and 235, Ton de Leeuwstraat 2, 4, 98 up to and including 108 (even numbers) and Oosterdoksstraat 156, 158 and 162, Amsterdam;
Right of Superficies means the Right of Superficies Underground Structures and the Right of Superficies LTEO-System;
Right of Superficies Conditions means the conditions from the Municipality applicable to the Right of Superficies Underground Structures;
Right of Superficies LTEO-System means the right of superficies established by the Municipality for the benefit of the Company which right entails the right to own, keep and maintain the LTEO-system under the Plots and which right is encumbered with a sub-right of superficies;
Right of Superficies Underground Structures means the right of superficies established by the Municipality for the benefit of the beneficiary which right of superficies entails the right to own, keep and maintain the Underground Structures;
Upper Ground Structure means the Office/Commercial Building and the Residential Building;

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Underground Structure means the Public Parking Garage, Private Parking Garage and the Bicycle Storage;
Purchase Price has the meaning as described to that term in Clause 4;
Q&A means the technical, legal, fiscal, commercial and environmental questions asked by or on behalf of the Purchaser in the Data Room with regard to the Subject of Sale and the answers to these questions given by or on behalf of the Seller. The list containing the Q&A is attached to this Agreement as Annex 10;
Rent has the meaning as described in Clause 4;
RETT means real estate transfer tax (overdrachtsbelasting) levied pursuant to the RETTA and any penalties, fines, and interest relating thereto;
RETTA means Real Estate Transfer Tax Act (Wet op belastingen van rechtsverkeer);
Sale means the sale and purchase agreement laid down in this Agreement;
Shares means the 6,774 shares (numbered 1 to 6,774) in the capital of the Company;
Signing Date means the date on which this Agreement is signed by the Parties;
SLA Parking Garage means the Service Level Agreement regarding the services and costs for 213 parking places and 48 bike parking places in parking garage Oosterdokseiland to be entered into between ODE Beheer B.V. and the Seller/, including annexes, a copy of which is attached to this Agreement as Annex 13;
    Specifications means the final technical descriptions with relevant drawings, calculations and expert reports dated 28 February 2018 and later agreed changes and/or additions (the latest as per 23 December 2021) between the Seller and Contractor as included in the Data Room, including the Built-in Package;
    Subject of Sale means the Property Rights and Shares;
Tenant means a company affiliated to the Seller i.e. Booking.com B.V.;
TKA means the turnkey purchase agreement (including the annexes and riders thereto) between the Developer, BDP Ontwikkeling B.V. as Developer’s guarantor, the Seller and the Tenant as Seller’s guarantor, dated 29 September 2016 with respect to the development of the Property, as well as rider 1 dated 13/16 March 2018, rider 2 dated 21 June/2 July 2018, rider 3 dated 3/17 December 2019, rider 4 dated 6 April 2020, rider 5 dated 23 December 2021 and rider 6 dated 11/12 December 2022;
VAT means value added tax (omzetbelasting) levied pursuant to the VATA; and
VATA means Value Added Tax Act 1968 (Wet op de omzetbelasting 1968).
1.2Where any of the warranties provided by the Seller are qualified by the expression "to the best knowledge of the Seller", "as far as Seller is aware" or any similar expression, such expression shall

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mean the actual knowledge of the people listed in Annex 17 of the Seller, all acting in good faith and in a diligent, professional and prudent manner on the Signing Date and the Completion Date.
1.3Fairly disclosed information means that the information is disclosed with reasonably sufficient detail in a manner to reasonably allow a professional purchaser assisted by its professional advisors to identify the nature, scope and significance of the relevant facts, matters and circumstances set out in the information.
1.4References to a person shall be construed so as to include any individual, firm, company, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality).
1.5A claim, proceeding, dispute, action, or other matter will only be deemed to have been threatened if any written demand or statement has been made or any written notice has been received by a Party.
1.6References to the word ‘including’ shall be deemed to read ‘including, but not limited to’.
1.7Where in this Agreement a Dutch term is given in italics or in italics and in parentheses after an English term and there is any inconsistency between the Dutch and the English term, the meaning of the Dutch term shall prevail.
1.8The recitals and Annexes form an integral part of this Agreement.
1.9The headings in this Agreement do not affect its interpretation.
2.SALE
2.1On the basis of the terms and conditions laid down in this Agreement, the Seller hereby sells the Subject of Sale to the Purchaser “as is, where is” and the Purchaser hereby purchases the Subject of Sale from the Seller.
2.2The sale and purchase includes any related architectural rights and intellectual property rights (i.e. websites, domain names et cetera to the extent that these right are available with and owned by the Seller) and, furthermore, the movable property which, according to generally accepted views, is intended to sustainably serve the Property within the meaning of Section 3:254 DCC, in so far as such movable property does not belong to any third party or parties (including the Tenant on the basis of the Lease).
2.3The Parties will not register this Agreement in the public registers referred to in Section 7:3 DCC.
2.4The Deed of Transfer Property Rights will be executed before the Notary on the Completion Date. The Deed of Transfer Shares will be executed before the Notary on the Completion Date or as soon as possible thereafter.
3.COMPLETION DATE
Completion with respect to the transfer of Property Rights will take place on 14 December 2022, or such other date as the Parties may agree in writing, however never being later than the Cut-Off Date. The completion with respect to the transfer of Shares will take place on 14 December 2022, or as soon as reasonably possible.

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4.PURCHASE PRICE
4.1The Purchase Price for the Subject of Sale amounts to EUR 566,336,432 (in words: five hundred sixty-six million three hundred thirty-six thousand four hundred and thirty-two euro) with costs for the Purchaser’s account (in Dutch: kosten koper), meaning that all purchasing costs and VAT but excluding RETT, with due observance of Clause 5.3, are for the account of Purchaser. The Purchase Price includes the purchase price for all movable property referred to in Clause 2.2. The part of the Purchase Price allocated to the Shares amounts to EUR 175,000 and the part of the Purchase Price allocated to the Property amounts to EUR 566,161,432.
4.2The Purchase Price is based on the gross initial yield of 4.00% applied to: the annual Rent which has been calculated on the basis of the actually realized sq. m. LFA of the Property as set out in the NEN 2580 Measurement, minus the annual Ground Rent.
4.3The total annual Rent amounts to EUR 24,284,879.55, excluding VAT and service charges, and is divided as follows:

Sq. m. LFA / space	Location	Rental price (EUR) per sq. m / space per annum, excl. VAT	Total rent per annum (in EUR)
52,997.77 office space	-2 floor up to and including 11th floor	425	22,524,052.20
1,434.68 commercial space	Ground floor	260	373,016.80
213 parking space	Basement	6,000	1,278,000
2,196.21 bicycle storage	Basement	50	109,810.50
4.4The Seller shall as soon as possible but ultimately within twelve (12) months after the Completion Date request the Municipality to approve and confirm the final total number of sq. m. GFA of the Office Building and the Commercial Space (including outside terrace) as well as the total number of parking spaces in the Under Ground Structure in order to establish that the Seller has complied with the Leasehold Conditions and with the Right of Superficies Conditions in this regard and, subsequently, to determine the Ground Rent Correction. Any further conditions or requirements regarding the number of sq. m. or parking spaces set forward by the Municipality will be dealt with by the Seller for its risk and account and the Ground Rent Correction will be applied to adjust the Purchase Price on the basis of the formula set out in Clause 4.2.

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4.5The Seller will keep the Purchaser fully informed about the communication with the Municipality with regard to the obligations set out in Clause 4.4. Within ten (10) Business Days after the Ground Rent Correction has been determined by the Municipality and accepted by the Seller, the Parties will calculate the adjustment of the Purchase Price in accordance with Clause 4.2 (if applicable). A party will pay such amount within 20 Business Days after receipt by the respective Party of an invoice from the other Party to that extent.
5.TRANSFER TAX; VAT AND COSTS
5.1Any VAT due – in accordance with the VATA – in respect of the transfer of the Property is for the account of the Purchaser.
5.2The Seller warrants to the Purchaser that on the Completion Date:
(a)the Seller acts as entrepreneur within the meaning of the VATA;
(b)the Lease shall have a valid VAT option;
(c)the Property will be used for purposes for which a complete or virtually complete (at least 90%) right to deduction of VAT is applicable;
(d)the Property Rights qualify as a newly constructed property within the meaning of article 11, paragraph 1, letter a, under 1, of the VATA;
(e)the Property Rights have not or not longer than 6 months been put into first use.
5.3Parties assume that the transfer of the Property Rights is subject to VAT by virtue of law and that the acquisition by Purchaser is exempt from RETT as the transfer of the Property Rights should take place before, upon or within six (6) months of the first use of the Property for VAT purposes. If for whatever reason RETT will become due on the acquisition of the Property Rights, this RETT will be deemed to be included in the Purchase Price. In the event of a delay of the transfer date to a date after the Cut-Off Date, and which delay is solely attributable to Purchaser, any RETT due will be for the account of the Purchaser.
5.4For the event that the transfer of the Property Rights qualifies as a supply of services instead of a supply of goods, Parties will, as a fall back scenario opt (for the preservation of rights) for a VAT taxed lease in the Deed of Transfer Property Rights. To the extent that the lease of (part(s) of) the Property is not subject to VAT (anymore), as the requirements for the option(s) for VAT taxed lease of (part(s) of) the Property are not fulfilled (anymore) due to actions solely attributable to Purchaser, the Purchaser shall compensate the Seller for the (revision) VAT to be paid by the Seller to the Tax Authority or the reduction in VAT refunded by the Tax Authority and fines and interest on underpaid VAT connected therewith.
5.5The Purchaser shall pay the VAT amount due ultimately on the Completion Date, unless an assignment of Purchaser’s VAT receivable is applied. The Seller shall pay the amount of VAT due relating to the transfer of the Property under this Agreement to the Dutch Tax Authorities within the statutory time limits.

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5.6Any RETT that might become due on the acquisition of the Shares by the Purchaser will be for the account of the Seller and will be considered to be included in the Purchase Price.
5.7The Seller shall cooperate with the Purchaser in relation to its reasonable request to structure the Sale in a tax efficient manner and with a possible assignment of a VAT receivable (i.e. to accept a claim to a VAT receivable as payment for the VAT on the Purchase Price). To this end, the Seller and the Purchaser may enter, in cooperation with the Tax Authority, into a VAT receivable assignment agreement. If the Tax Authority on or before Completion Date has not confirmed in writing to cooperate with the assignment of the VAT receivable, the Purchaser will pay the VAT due to the Seller on the Completion Date. Any costs incurred by Seller in relation to a (potential) VAT assignment will be for the account of the Purchaser.
6.PAYMENT PURCHASE PRICE
6.1The payment of the final Purchase Price and VAT due upon the execution of the Deed of Transfer Property Rights and the Deed of Transfer Shares as well as the settlement of the receipts and expenses stated by the Parties to the Notary in a timely manner, shall be made – in accordance with the completion statements of the Notary – via the Clients' Account in such a way that the Clients' Account has been credited at the Completion Date with respect to the transfer of Property Rights and on the date that the Shares will be transferred if that is another date than the Completion Date. All payments to be made pursuant to this Agreement are to be made in euros.
6.2The Seller, for the amount accruing to it, will not be entitled to payment of the Purchase Price for the Property Rights until the Notary has established, by means of a written investigation in the public registers, that the transfer of the Subject of Sale has been effected in accordance with Clause 10.2 of this Agreement and all with due observance of the applicable policy guidelines of the Notary in this respect. The Seller is aware that – in connection with this investigation – at least one Business Day shall pass between the Completion Date and the date of payment.
6.3The Parties declare that they are aware of the fact that the financial institution where the Clients’ Account is held by the Notary may charge a positive interest rate. Positive interest, if any, accrued on any part of the amounts paid by the Purchaser into the Clients’ Account, from the date of receipt into the Clients’ Account up to and including the Completion Date, shall accrue for the account of the Purchaser and will be paid by the Notary to the Purchaser on the Completion Date. Positive interest, if any, accrued on any part of the amounts paid into the Clients’ Account to which the Seller is entitled pursuant to this Agreement, as of the day after the Completion Date, shall accrue for the account of the Seller and be added to the payment to the Seller.
7.SETTLEMENT
7.1Charges and taxes
(f)As from Completion, the income and expenses in relation to the Subject of Sale will be for the risk and account of the Purchaser.
(g)The Property Charges up to and including the year in which the Property is transferred have been or will be paid in full by the Seller. These receipts and expenses will be settled between the Parties as from the Completion Date pro rata temporis via the Clients' Account. The

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Seller warrants that there are no other charges than the Property Charges applicable to the Subject of Sale.
(h)No assessment has been imposed yet on the Completion Date with respect to the Property Charges, therefore there will be no settlement for the Property Charges other than for the Ground Rent.
(i)The Seller shall timely pay any and all Property Charges, whether due on or before the Completion Date, if and to the extent that these costs are charged to the Seller before the Completion Date, regardless of whether such charges relate in part or in whole to the period after the Completion Date, subject to any such receipts and expenses being settled between the Parties as from the Completion Date pro rata temporis via the Clients' Account in accordance with Clause 7.1(b).
7.2Bank accounts
All payments to be made under this Agreement to the Seller or the Purchaser after the Completion Date shall be made in euro as follows:
(j)to the Seller on the bank account of the Seller at:
Bank Name:     [*]
BIC:     [*]
IBAN:     [*]

or such other account as the Seller may specify; and
(k)to the Purchaser:
bank:     [*]
BIC code:     [*]
IBAN number:    [*]

or such other account as the Purchaser may specify.

* Personally identifiable information redacted pursuant to Item 601(a)(6) under Regulation S-K.
8.RISK, INCOME AND EXPENDITURES
8.1Up to the Completion Date, the Seller bears the risk of the Subject of Sale and is obliged to keep the Property sufficiently insured.
8.2As from the Completion Date, the Purchaser will bear the risk for Property, without prejudice to the other provisions in this Agreement including the representations and warranties by the Seller. As from the Completion Date the Property is insured via the relevant owner’s association.
8.3The Purchaser will not take over any insurances in respect of the Property.
9.CONDITION SUBSEQUENT
1.10The Sale of the Subject of Sale will be terminated (without any notice being required) if the Seller is not free to deliver title to the Property on the Completion Date because there is an obligation to offer

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the Property for sale to the municipality, the province or the State of the Netherlands pursuant to the Municipalities (Preferential Rights) Act (Wet voorkeursrecht gemeenten).
1.11If this condition subsequent is fulfilled, it will operate retroactively as between the Parties to the date when the Sale was concluded.
1.12None of the Parties is obliged to make any payment to the other Party nor can a Party claim any damages, compensation or costs from the other Party resulting from the termination of the Sale of the Subject of Sale in accordance with this Clause 9.
10.DESCRIPTION OF THE TRANSFER OBLIGATIONS
10.1The Property will be purchased by the Purchaser from the Seller "as is, where is" and "with all faults" in the condition the Property is in on the Completion Date and in the condition (including without limitation: the factual, legal, fiscal, commercial, technical and environmental condition) that it is on the Completion Date with all known and unknown, visible and non-visible risks, defects and limitations and with the actual use at that time, however taking into consideration the recent development of the Property. Taking the aforementioned into account, the Parties explicitly mean to exclude applicability of Sections 7:15, paragraph 1, 7:17, 7:20 and 7:21 paragraphs 1, 2 and 3, 7:23 DCC on this Agreement and the Deed of Transfer Property Rights, all of this without prejudice to the undertakings, indemnities, representations and warranties of the Seller in this Agreement.
10.2The Seller shall transfer the Subject of Sale on the Completion Date to the Purchaser:
(a)unconditional and not subject to revocation (inkorting), dissolution (ontbinding) or any cancellation (vernietiging) whatsoever, subject to the relevant statutory provisions in the DCC;
(b)not encumbered by mortgages (hypotheken), pledges (pandrechten), attachments (beslagen) and/or other security interests or registrations thereof; and
(c)not encumbered with qualitative obligations (kwalitatieve verplichtingen) and/or restricted rights (beperkte rechten) and/or easements (erfdienstbaarheden) and/or other special charges (andere bijzondere lasten), restrictions (beperkingen) and/or perpetual clauses (kettingbedingen) other than appear from this Agreement or that appear from the Deed of Acquisition.
10.3If the extent or the size of the Plots, as reported by the Seller, is incorrect, neither of the Parties will derive any rights from that fact.
10.4The Parties intend to factually transfer the Property from the Seller to the Purchaser on the Completion Date upon Completion in the condition as described in Clause 10.1.
10.5As per the Completion Date, the Seller transfers to the Purchaser and the Purchaser accepts the transfer of the right (and obligation) under the TKA to acquire the title to the Shares. The Purchaser shall cooperate with the transfer of the title to the Shares to the Purchaser at the first written request of the Seller. The draft of the Deed of Transfer Shares is attached as Annex 4. The Purchaser shall cooperate with this transfer provided that the Deed of Transfer of Shares will be in agreed form. In

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this regard the part of the Purchase Price allocated to the Shares of EUR 175,000 will be paid directly by the Purchaser to the Developer.
11.BREACH OF CONTRACT
11.1If:
a. the Seller fails to perform its obligation to transfer as referred to in Clause 10.2;
or
b. the Purchaser fails to cooperate with the transfer of the Subject of Sale or fails to perform its payment obligations as referred to in Clause 6.1, then
the non-performing Party, after having been placed in default by means of a bailiff’s writ during ten (10) Business Days after the date on which the bailiff’s writ was served, fails to comply with its respective obligation referred to in this Clause 11.1, that Party shall be in breach and the other Party shall have a choice whether subsidiary or not between:
a.demanding performance of this Agreement for the relevant part, in which case the Party in breach after expiry of the aforementioned ten (10) Business Day period shall be liable to pay an immediately enforceable penalty of three-thousandths (3‰) of the Purchase Price for each subsequent day or part thereof until the day the obligation is fulfilled, up to a maximum of ten per cent (10%) of the Purchase Price; or
b.terminating this Agreement in writing and claiming an immediately enforceable penalty of ten per cent (10%) of the Purchase Price.
The penalties referred to above are exclusive of VAT (if applicable).
11.2The provisions of Clause 11.1 are in lieu of the provisions stipulated in Clause 21.
12.WARRANTIES AND REPRESENTATIONS OF THE SELLER
12.1The Seller hereby warrants (garandeert) on the Completion Date (except where specifically referred to the Signing Date) to the Purchaser that:
12.2General
(d)each of the warranties and representations included in this Agreement is true and not misleading in all material aspects on the Completion Date, unless stated otherwise;
(e)prior to the Signing Date it has provided the Purchaser with all material information in its possession and of which the Seller is aware in respect of the Subject of Sale, that should properly be brought to the Purchaser’s attention, as part of the Disclosed Information;
(f)to its best knowledge, the information contained in the Data Room and contained in the Q&A is complete, accurate, true and not misleading; and

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(g)the entering into and performance by the Seller of, and the transactions contemplated by, the Agreement does not and will not conflict with:
(A)any law or regulation applicable to it;
(B)its constitutional documents; or
(C)any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.
12.3Title and authority
(h)it has the power to enter into, perform and deliver, and has taken all necessary (corporate) action to authorise its entry into, performance and delivery of, this Agreement, the transactions contemplated by this Agreement and any documents to be executed by it pursuant to or in connection with the transfer of the Subject of Sale as set out in this Agreement;
(i)it has the full legal and beneficial entitlement to the Subject of Sale;
(j)it is duly authorised to transfer the Subject of Sale;
(k)the Subject of Sale is not encumbered with any easements, perpetual clauses, qualitative obligations or other special charges and limitations, other than those quoted verbatim or referred to explicitly in the Deed of Acquisition;
(l)all obligations pursuant to the Leaseholds Conditions and Right of Superficies Conditions (however, with regard to the Public Parking Garage only to the extent that rights on this property are transferred to the Purchaser through the share in the relevant owners association and community and excluding the LTEO System) have been fully and properly fulfilled and on the Completion Date the Property is not subject to any instruction, notice of default or claim from the Municipality with regard to compliance with the Leasehold Conditions and Right of Superficies Conditions (however, with regard to the Public Parking Garage only to the extent that rights on this property are transferred to the Purchaser through the share in the relevant owners association and community and excluding the LTEO system);
(m)the Seller has fully complied with all payment obligations (including the payment of Ground Rent) with regard to the Subject of Sale that have become due up to the Completion Date;
(n)the Subject of Sale is not subject to any claim by a local authority (ongevorderd) that would affect the transfer of the Subject of Sale as set out in this Agreement;
(o)the Subject of Sale is not in use by third parties without right or title; and
(p)there are no retention rights affecting the Subject of Sale.
12.4Construction of the Property

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(q)the Property is suitable for the intended use of commercial space, such use to include office space, retail space (which will be in shell condition) and ancillary spaces such as, but not limited to, archive space, restaurants, shower facilities and parking for bikes, cars and motors, as further described in the Lease;
(r)no obligations exist under pre-emptive rights and/or option rights;
(s)the Seller will have obtained at its own expense all irrevocable permits as required for the construction of the Property;
(t)the Property including the subsoil and groundwater, under the then applicable environmental hygiene laws and regulations, is suitable for the use intended by the Purchaser as mentioned before under Clause 12.4(a) and are not contaminated in such a way that current rules and regulations require any clean-up measures;
(u)no oil storage tanks and no asbestos or other similar hazardous substances are present;
(v)no agreements with third parties with regard to the Property exist regarding maintenance, management or otherwise which will have to be taken over by the Purchaser and/or cannot be terminated, except as set forth in this Agreement or the Data Room;
(w)the Property will be directly connected to the infrastructure for data, drinking water, energy and sewage which infrastructure will be in a good working condition;
(x)the Property is properly and soundly realised and fully wind and water tight;
(y)the materials used for the construction of the Property are proper and sound (goed en deugdelijk);
(z)the construction work was done properly and soundly (goed en deugdelijk);
(aa)the technical installations forming part of the Property have been tested and are functioning in accordance with the Specifications (bestek) (except for minor defects that do not prevent the use of the Property or cause (potential) nuisance or a defect for the Tenant under the Lease) and work soundly and properly after adjustment (inregeling);
(ab)the Specifications (bestek) do not contain any structural, art and/or design faults;
(ac)the Property is accessible for users and visitors (including by means of motorized vehicles including trucks) via permanent infrastructure as set out in the Specifications;
(ad)all terrain and green areas of the Property (for the avoidance of doubt, excluding the public area not being part of the Subject of Sale) is realized and accessible without restriction in accordance with the Specifications (bestek), which includes that vegetation has been planted or, in the event that the seasonal weather prevents the timely planting of vegetation, will be planted for Seller’s account as soon as possible after the Hand Over Date;
(ae)the construction of the Property including the Built-in Package (insofar as already realized) will have been carried out in accordance with the obligations and restrictions in the Leasehold Conditions, the Specifications (bestek) and the environmental permit granted and

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complies with all (fire)safety requirements and other government regulations (including the Dutch building code (Bouwbesluit) and the Drinking Water Decree (Drinkwaterbesluit). Insofar the Built-in Package has not already been realized, the further realization shall be for the risk and account of the Seller and the Seller shall procure that the Tenant will not have any claims in this respect under the Lease Agreement towards the landlord under the Lease Agreement;
(af)the number of the car parking spaces (213) in the Private Parking Garage available for the employees and visitors of the tenants of the Office Building and the Commercial Space is in accordance with the public law requirements;
(ag)the NEN 2580 Measurement (signed by the certifying entity) has been attached to the Lease an annex 1;
(ah)the Guarantees Contractor are fully intact, enforceable and transferable and can be claimed under by the Sellers’ successor in title;
(ai)the Seller nor any party related or instructed by to the Seller will do anything nor enter into any agreements with third parties which will limit, restrict or take away (in whole or in part) the possibility of the Purchaser to invoke the Guarantees Contractor;
(aj)the Seller shall hand over to the Purchaser on the Completion Date all documents as specified in writing by the Purchaser to the Seller through the list of hand-over documents to be handed over by the Seller to the Purchaser and attached to this Agreements as Annex 14 (List of hand-over documents) including the original Guarantees Contractor;
(ak)the Property will have an Energy label A++. The calculations leading to the determination of the A++ energy label are still being finalized. Any incorrectness of the relevant calculations will be rectified for the risk and account of the Seller in a way that the aforementioned A++ Energy label will still be achieved as soon as reasonably possible.
The abovementioned expression "structural, art and/or design faults" (constructie- kunst- en/of ontwerpfouten) is understood to include faults for which an architect and/or structural engineer is or could be professionally liable. The expression "properly and soundly" in this Agreement is a quality standard to be interpreted on the basis of the current state of architectural and/or engineering science. This expression does not encompass any aesthetic opinion.
12.5Leasehold / Right of Superficies
(al)The Ground Rent of 2022 amounts to EUR 1,631,422.27 (in words: one million six hundred thirty one thousand four hundred twenty two euros and twenty seven eurocents). No VAT is payable over the ground rent;
12.6Agreements with third parties
(am)The Seller has complied with all its obligations under agreements with third parties related to the development, construction and realization of the Property that became due prior to the Completion Date, including the obligation for the 50/50 contribution in the costs associated with spatial planning claims (planschade) pursuant to the TKA;

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(an)there are no claims or disputes pending or anticipated under any of the agreements concluded with third parties related to the development, construction and realization of the Property, including the TKA;
(ao)all claims related to delays and variations with regard to the development, construction and realization of the Property have been fully and finally settled in the TKA and riders 1 to 5 thereto.
The Seller indemnifies the Purchaser and holds the Purchaser harmless for any claims from any third parties in relation to the above. To the extent obligations from the TKA and/or obligation for the 50/50 contribution in the costs associated with spatial planning claims (planschade) will be due after the Completion Date, the Seller shall remain liable and responsible.
12.7Lease
(ap)The Lease constitutes the entire agreement between the Seller and the Tenant and:
(i)shall on the Completion Date be duly executed, validly existing and duly     enforceable in accordance with its terms;
(ii)replaces, supersedes and invalidates all previous agreements (whether written or verbally), documentations and correspondences with respect to the subject matter of the Lease; and
(iii)there are no representations, arrangements or understandings (including     fees/contributions for tenant provisions, allowances and incentives, however named)     between the Seller and the Tenant relating to the subject matter of the leased space     which are not fully expressed in the Lease;
(aq)the Tenant shall have provided the rental security;
(ar)the Tenant is not in breach under the Lease; and
(as)no incentives including cash contributions and/or fit-out contributions have been paid or rent free periods have been granted to the Tenant.
12.8Company’s documents
(at)the Company is registered in the Chamber of Commerce (Kamer van Koophandel) under number 27293417 and the in the Chamber of Commerce registered information regarding the Company is accurate and complete;
(au)the Company has not been dissolved, nor has a resolution to dissolve the Company been made or requested. The Company did not receive a notification as referred to in Article 2:19a of DCC from the Chamber of Commerce. The Company has not been declared bankrupt, is not in suspension of payments, nor have applications been filed or are there any reason to expect such;
(av)the issued capital of the Company consist of 18,000 shares, with a nominal amount of one euro (EUR 1.00) each, which shares are fully paid-up. No person has any right vis-à-vis the

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Company, conditional or otherwise, to take or otherwise acquire shares in the capital of the Company (including, but not limited to, options and debt claims convertible into shares); and
(aw)the articles of association of the Company made available to the Purchaser or its advisors, are the articles of association as currently in effect. No resolution has been passed to amend these articles of association; and
(ax)the Company’s shareholders’ register is fully updated.
12.9Shares
(ay)the Shares were validly issued and fully paid up and no disbursement of the paid-up capital of the Company has taken place;
(az)the Shares are free from any encumbrance and there is no obligation to create any encumbrance;
(ba)the Shares are not subject to any third party rights or obligations to deliver to third parties or claims under any agreement; and
(bb)with the transfer of the Shares to the Purchaser, the right to the Shares will transfer fully and unencumbered to the Purchaser.
13.WARRANTIES AND REPRESENTATIONS OF THE PURCHASER
13.1The Purchaser hereby warrants (garandeert) to the Seller that each of the representations included in this Clause 13 is true, accurate and not misleading in all material aspects on the Signing Date and on the Completion Date.
13.2The Purchaser warrants (garandeert) that the entering into and performance by the Purchaser of, and the transactions contemplated by, the Agreement does not and will not conflict with:
(bc)any law or regulation applicable to it;
(bd)its constitutional documents; or
(be)any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.
14.OUTSTANDING WORKS
14.1The Seller shall at its own risk and account procure that the Apartment Right Private Parking Garage is subdivided in 2 (two) separate apartment rights whereby the 213 car park spaces and further appurtenances which are part of the Subject of Sale, are allocated to the Subject of Sale, both from a legal and from a factual perspective. As long as the execution of the aforementioned subdivision into apartment rights and/or the management agreement has not taken place, such requirement will remain an obligation of the Seller and will qualify as an Outstanding Work.
14.2The Seller hereby transfers and assigns the rights and obligations under the SLA Parking Garage with ODE Beheer B.V. (Annex 13) to the Purchaser, within the meaning of article 6:159 DCC

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(contractsoverneming) which rights and obligations the Purchaser hereby accepts. The Seller warrants that it will have fulfilled all obligations arising for the Seller from the SLA Parking Garage up to and including the Completion Date and holds the Purchaser harmless in this regard.
14.3On or prior to the Completion Date, the Seller will inform the Purchaser about the remaining Outstanding Works. It is to be understood that the Seller shall remain, and it shall procure that the Tenant shall accept, the responsibility and consequences of these Outstanding Works. If the Purchaser discovers any other outstanding work/snagging items that may come up after the Completion Date and which were not included in the Outstanding Works List, the Purchaser shall notify the Seller thereof and the Parties will include such in the Outstanding Works List. The Seller and the Developer agreed on an amount to be kept in escrow on the basis of the Escrow Agreement Developer attached as Annex 6. As a security for the payment of the claims the Purchaser might have towards the Seller on the basis of Clauses 14.3, 14.4 and 14.5, the Seller shall pledge its rights under the Escrow Agreement Developer in favour of the Purchaser. The escrow amount of EUR 6,000,000 will only be released by the Seller to the Developer once the Outstanding Works are remedied to the reasonable satisfaction of the Purchaser and after having obtained the written approval of the Purchaser which shall not be withheld or delayed unreasonably. The Purchaser can agree to partial releases of the escrow amount in accordance with the following conditions:
-The Seller will provide the Purchaser with an update report (EdControls) on the status of the reparation of the Outstanding Works on a weekly basis. Any costs involved with any assessments and inspections will be borne by the Seller. Each Party will bear the costs of its own advisors.
-Releases of the escrow amount (if any) will take place on a monthly basis, for the first time one week after the Completion Date.
-The monthly escrow amount to be released will be based on the percentage of Outstanding Works (with the Outstanding Works as per the Completion Date listed in Annex 18 being 100%) that has actually been solved to Purchaser’s reasonable satisfaction and written approval as referenced above, subject to a minimum remedy percentage of 20% for a payment during any month up to and including February 2023 and a minimum remedy percentage of 10% for a payment for any month thereafter. If the minimum remedy percentage has not been met in the relevant month, the Outstanding Works solved will roll-over and be counted as part of the remedy percentage for the following month(s).
-In the event that the Outstanding Works have not been remedied ultimately within six (6) months after the Hand Over Date, Clauses 14.4 and 14.5 will apply.
14.4The Seller shall procure that the Outstanding Works are remedied by the Developer within 20 Business Days after the Hand Over Date respectively a date (to be) agreed upon by the Seller and the Developer. If the Developer has not or not fully remedied the Outstanding Works to the Purchaser’s reasonable satisfaction within the aforementioned period(s), the Seller will be entitled to – for its risk and account – remedy the (remaining) Outstanding Works within a period to be reasonably agreed upon between the Seller and the Purchaser in writing.
14.5If an Outstanding Work (that has not been taken over by the Seller pursuant to Clause - above) is not timely repaired to the Purchaser’s reasonable satisfaction 6 months after the Hand Over Date, the

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Purchaser will issue a notice of default to the Seller allowing the Seller to procure that the Outstanding Works concerned will be repaired by the Developer within a reasonable timeframe. If the Seller then still has not procured that the relevant Outstanding Works have been repaired to the Purchaser’s reasonable satisfaction, the Purchaser is entitled to either:
(i)assign the Seller with the remediation of such Outstanding Work in accordance with Clause - and have the escrow amount referred to in Clause 14.3 released to the Seller in accordance with Clause 14.3; or
(ii)to remediate the Outstanding Work itself in which case a pro rata part for the Outstanding Work of the remaining escrow amount referred to in Clause 14.2 will be released to the Purchaser (through the Seller).
The Seller indemnifies the Purchaser and holds the Purchaser harmless against any claims by the Tenant or any third parties in relation to (the remedy of) the Outstanding Works, including missing documents.
14.6.At Completion, the Developer has had issued a (new) bank guarantee in the amount of EUR 32,439,000 (which is attached as Annex 19). The Seller hereby transfers the bank guarantee to the Purchaser subject to the condition precedent (opschortende voorwaarde) of the Seller and the Guarantor having been declared bankrupt. The Seller will issue a written notice to that effect to the issuing bank in accordance with the terms of the bank guarantee ultimately four (4) weeks after Completion, with a copy to the Purchaser. The content of the notice requires the prior written approval of the Purchaser (not to be withheld or delayed unreasonably). The transfer in the notice will be subject to the condition precedent (opschortende voorwaarde) of the Seller and the Guarantor having been declared bankrupt. The notice will in any event contain the provision that it has been irrevocably issued. The Seller shall use best efforts to procure a written confirmation from the issuing bank of its receipt of the notice. The Seller will provide the Purchaser with this written confirmation of the bank as soon as possible upon its receipt thereof. This obligation shall be considered to be part of the Outstanding Works.

15.MISSING DOCUMENTS
15.1An amount of EUR 250,000 exclusive of VAT from the total Outstanding Works escrow amount in Clause 14.2 is allocated as a security for the delivery by the Seller to the Purchaser of the documents which are listed on the List of hand-over documents (Annex 14) but not available on the Completion Date.
15.2The Seller will provide these documents within the period set for this in the Outstanding Works List. If the Seller has not provided these documents within the aforementioned period, the Purchaser will issue a notice of default to the Seller allowing the Seller to provide the missing documents within two (2) weeks after the date of such notice of default. If the Seller then still has not provided all the missing documents, the Purchaser is entitled to claim an amount equal to the costs of producing the missing documents from the EUR 250,000 exclusive of VAT allocated under the Outstanding Works escrow. Insofar as the amount is not sufficient, the Purchaser will be entitled to recover the additional costs from the Seller.

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16.DUE DILIGENCE AND LIMITATION OF LIABILITY
16.1The Purchaser acknowledges and agrees that:
(bf)it has performed, with the assistance of professional advisors, the Due Diligence with respect to the Subject of Sale and has had, amongst others, (i) access to the Data Room prepared by the Seller, (ii) the opportunity to submit questions to and receive answers from the Seller on any matter that it deemed proper and necessary for the purpose of entering into this Agreement and (iii) the opportunity to access the Property and carry out an investigation;
(bg)it has studied the Disclosed Information and is aware that the reports that are available in the Data Room may be out of date and that it therefore will carry out its own survey;
(bh)it has furthermore been given full opportunity to review the Disclosed Information and conduct a factual investigation in respect of the technical, structural and environmental condition of the Property, and that in this context access has been given to the Property, taking into account that the Purchaser has not been involved in the hand over process from the Developer to the Seller;
(bi)it has been able to obtain additional information with regard to the Subject of Sale from the Land Registry, zoning plan, and the commercial register of the Chambers of Commerce; and
(bj)it has carefully studied the information provided by the Seller and from its own investigation with the help of its advisors and that it has, with the help of its advisors, made an assessment in order to arrive at an independent opinion in respect of the commercial value of the Property and the price to be offered.
16.2Notwithstanding any other provisions of this Agreement, the Seller:
(bk)shall not be in breach of a warranty provided by the Seller under this Agreement; and
(bl)shall not be liable in respect of a breach of a warranty, to the extent that, on the Completion Date, the Purchaser or its advisors were aware of such breach or could reasonably be aware of such breach, which shall be demonstrated by the Seller. The Purchaser will comply with reasonable requests for cooperation and information. This Clause 16.2 does not apply to the warranties set out in Clause 12.4 (Construction of the Property).
16.3The Purchaser cannot hold the Seller liable for:
(bm)matters that appear or are reasonably apparent from the Disclosed Information;
(bn)matters that are known or could have reasonably been known to the Purchaser as a result of the Due Diligence;
(bo)any action taken or omission by the Purchaser in relation to the Property after Completion; and/or
(bp)the passing of, or any change in, any law or regulation (including any change in interpretation thereof or any increase in any tax rates) after the date of this Agreement.

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16.4In the event of a breach of a warranty provided by the Seller in this Agreement, the Seller shall be liable to and pay to the Purchaser the Damages, on a euro for euro basis taking into account the limitations set forth in this Clause 16.
16.5In determining the amount of Damages, loss of goodwill and any consequential damage (gevolgschade) of the Purchaser, not being loss of rent, as the case may be, shall not be taken into account.
16.6A claim for Damages, after notice has been given pursuant to Clause 21, shall be the sole and exclusive remedy (therewith excluding any other remedy available under the laws of the Netherlands or any other applicable law) of the Purchaser in case of a breach of warranty, unless otherwise provided in this Agreement and without prejudice to the provisions of Clause 16.16.
16.7The Seller will not be liable in respect of a claim under this Agreement unless a notice of such claim is given to the Seller in accordance with Clause 21.2, within:
(bq)2 (two) years after the Completion Date in relation to the warranties set out in the Clauses not referred to under (b), (c) and (d) below;
(br)2 (two) years after the Completion Date in relation to warranties regarding the installations of the Property as set out in Clause 12.4;
(bs)5 (five) years after the Completion Date in relation to the remaining warranties (not being warranties in relation to installations of the Property) set out in Clause 12.4; and
(bt)10 (ten) years after the Completion Date in relation to the obligations/warranties set out in Clauses 5.2, 10.2, 12.2 and 12.3 under this Agreement.
16.8The Purchaser must initiate any legal proceeding against Seller for Damages within 6 (six) months after the notice as mentioned in Clause 16.7 has been given to the Seller.
16.9The aggregate liability of the Seller under this Agreement resulting from:
(bu)a claim under Clauses 5.2, 10.2, 12.2 and 12.3 of this Agreement is limited to an amount equal to one hundred per cent (100%) of the Purchase Price; and
(bv)any other claim under this Agreement is limited to an amount equal to fifteen per cent (15%) of the Purchase Price, provided that the aggregate liability of the Seller under this Agreement, including any penalties due by the Seller, will in any event not exceed an amount equal to 100% of the Purchase Price.
16.10For the period that a warranty from the Seller is still applicable, the Purchaser hereby irrevocably and unconditionally grants a power of attorney to the Seller in order to grant the Seller the opportunity to claim any damages or performance from the relevant contractor.
16.11Subject to any other limitation set out in this Agreement, the Seller shall not be liable in respect of any claim pursuant to or in connection with this Agreement if and to the extent such claim is:

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(bw)attributable to anything arising from any matter, act, omission or circumstance (or any combination thereof) which is known or should reasonably have been known to the Purchaser or its advisors on the basis of the Disclosed Information;
(bx)attributable to anything arising from any matter, act, omission or circumstance (or any combination thereof) pursuant to and in compliance with this Agreement or otherwise at the request or with the approval of the Purchaser;
(by)attributable to anything arising from any matter, act, omission or circumstance (or any combination thereof) of the Purchaser or it’s respective directors, officers, employees or agents or successors in title, after the signing date of this Agreement;
(bz)attributable to any change after the Completion Date of any generally accepted interpretation of application of any law, rule, regulation, directive or any other request, guideline or directive from any governmental, intergovernmental or supranational body or authority;
(ca)covered by a policy of insurance of the Purchaser (but without prejudice to the Purchaser's right to claim damages as for increases in insurance premiums as a result of the claim) and insofar as the Purchaser has a right of recovery; or would have been covered if a policy of insurance commonly taken out in the Netherlands commercial real estate practice with respect to such claim had been taken out by the Purchaser as from the date of this Agreement;
(cb)attributable to anything arising directly from or increased by the failure of the Purchaser to act in accordance with its obligation stated hereinafter in Clause 16.12; or
(cc)for indirect loss or consequential damages (including loss of profit but excluding loss of rent) or punitive damages.
16.12The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses which might give rise to a liability in respect of any claim under this Agreement.
16.13In connection with any matter or circumstance notified by the Purchaser pursuant to this Clause, the Purchaser shall provide the Seller and its representatives with reasonable relevant information and evidence as to enable the Seller to investigate the fact, circumstance or matter alleged to give rise to the claim against the Seller under this Agreement and whether and to what extent any amount is or may be payable in respect of such claim.
16.14If the Seller has paid an amount in discharge of any claim under this Agreement and the Purchaser subsequently recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which compensates the Purchaser (in whole or in part) in respect of the damages which are the subject matter of the claim, then the Purchaser shall forthwith pay to the Seller the amount recovered less any reasonable costs and expenses reasonably incurred in obtaining such recovery and limited to the amount actually paid by the Seller in respect of the claim. The Purchaser shall take such steps to enforce recovery from such third party as the Seller may reasonably request or the Purchaser shall allow and cooperate with the Seller that the Seller may take such steps to enforce such recovery from such third party.

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16.15Subject to any other limitations set out in this Agreement, the Seller shall not be liable in respect of any individual claim under this Agreement unless the aggregate liability agreed or determined in respect of such individual claim exceeds an amount of EUR 50,000.00 (in words: fifty thousand euro). Subject to any other limitations set out in this Agreement, the Seller shall not be liable in respect of any claim under this Agreement unless the aggregate amount of all claims exceeding the threshold as referred to in this Clause exceeds an amount of EUR 200,000.00 (in words: two hundred thousand euro), in which case the liability of the Seller shall be for the aggregate amount of all claims. The aforementioned limitations do however not apply to any physical/technical defects to the Property
16.16None of the limitations set out in this Agreement apply if the Seller, or its representatives or any of the persons listed Annex 17 have acted fraudulently or their acts or omissions constitute willful misconduct, bad faith or gross negligence.
16.17For the avoidance of doubt, the provisions of this Clause 16 do not apply to any obligation relating to the Outstanding Works.
17.EASEMENTS, PERPETUAL CLAUSES, QUALITATIVE RIGHTS, ETC
17.1The ownership of the Property is transferred with all current easements, restricted rights and perpetual clauses, qualitative rights and obligations as referred to in the Deed of Acquisition.
17.2In so far as any perpetual clauses are in effect in relation to the Property these will be imposed upon the Purchaser in the Deed of Transfer Property Rights and accepted by the Seller for the benefit of the interested third party or parties.
18.PUBLIC-LAW RESTRICTIONS
The Seller is not aware of any other decisions as referred to in Section 2 of the Dutch Immovable Property (Disclosure of Restrictions under Public Law) Act (Wet kenbaarheid publiekrechtelijke beperkingen onroerende zaken) than those that in relation to the Property may have been registered in the public registers in relation to immovable property and rights thereon, as defined in Section 8.1 of the Land Register Act (Kadasterwet). The Seller cannot be held liable for the existence of any public-law restrictions. Any such risk will be at the expense of the Purchaser, who hereby acknowledges and accepts this.
19.ENVIRONMENTAL PROVISION
19.1At Completion the Purchaser will accept the environmental state of the Property, which in this Clause 19 always includes the soil belonging to the Property, the groundwater and air as well as all possible consequences (also for the surrounding area) thereof, without prejudice to the warranties of the Seller in this Agreement.
19.2In the Deed of Transfer Property the Purchaser will accept the environmental state of the Property.
20.DEVOLUTION, ASSIGNMENT OF CLAIMS
20.1All claims that the Seller can or may enforce in respect of the Property vis-à-vis third parties, including builder(s), (sub)contractor(s), Developer, installer(s) and supplier(s), such as those for

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work carried out or in connection with damage done to the Property, will in conformity with section 6:251 DCC pass to the Purchaser as per the time of transfer of the Property and, if transferable, are transferred if and in so far as they do not pass to the Purchaser under said section by operation of law, in which case said claims will be assigned to the Purchaser as at such time. At the request of the Purchaser, the Seller will provide the Purchaser with all relevant details in the actual possession of the Seller.
20.2Insofar as there will be a transfer of the rights referred to above, those rights will be transferred free of pledges, attachments and rights of business or personal enjoyment. At the first request and at the expense of the Seller within six (6) months after the Completion Date, the Seller will grant a power of attorney to the Purchaser, who will accept the power of attorney from the Seller, to perform the aforementioned transfer of rights or change of ascription.
20.3In so far as the rights and/or claims concerned are not transferrable, the Seller hereby irrevocably authorises the Purchaser, subject to the condition precedent of the transfer of the Subject of Sale, to exercise the said non-transferrable rights and/or claims in the Seller's name.
21.NOTICE OF DEFAULT, DEFAULT, DISSOLUTION AND PENALTY
21.1Unless stated otherwise, in the event of a breach of the provisions of this Agreement by a Party, that Party shall, after a notice as set out in Clause 22.2 is given and subject to the provisions of the Agreement, compensate the other Party for the Damages, taking into account the provisions and limitations agreed upon in Clause 15.
21.2In case of a breach of either Party, the other Party shall send a notice of such breach by registered letter or by bailiff's notification in which a fifteen (15) Business Day period should be given to remedy the breach, taking into account the provisions and limitations agreed upon in Clause 15. Unless expressly stated otherwise in this Agreement compensation for Damages or claiming specific performance (nakoming) is the sole remedy in the event of a breach of this Agreement.
21.3Any penalty paid or due will not be deducted from any compensation for Damages due.
22.NOTICES
22.1Statements or notifications with effect from delivery to the Seller shall be send by registered letter or by courier and shall be addressed in English language (unless mandatory law requires the notification to be made in the Dutch language) to:

Seller
Booking.com Real Estate Amsterdam B.V.
Legal
Allen & Overy LLP
Contact: [*]
Email:
[*]

* Personally identifiable information redacted pursuant to Item 601(a)(6) under Regulation S-K.

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or at such other address or email address as the Seller may notify to the Purchaser under this Clause.
22.2Statements or notifications with effect from delivery to the Purchaser shall be send by registered letter or by courier and shall be addressed in English language (unless mandatory law requires the notification to be made in the Dutch language) to:

Purchaser
D-IE WIIS OOSTERDOK COÖPERATIEF U.A.
Contact: [*]
Email:
[*]
Legal & Notary
NewGround Law B.V.
Contact: [*]
Email:
[*]

* Personally identifiable information redacted pursuant to Item 601(a)(6) under Regulation S-K.

    or at such other address or email address as the Purchaser may notify to the Seller under this Clause.
23.ENERGY PERFORMANCE LABEL AND BREEAM
23.1Within 6 weeks after Completion the Seller will provide the Purchaser with the energy labels (energielabels) A++ as referred to in the Dutch Energy Performance Buildings Decree (Besluit energieprestatie gebouwen) in respect of the Property.
23.2Attached as Annex 20 are the preliminary calculations the Seller has provided to the Purchaser, on the basis of which the Seller expects BREEAM-NL ‘Excellent’ certificate to be issued. As soon as possible after Completion, but no later than on 30 June 2023, the Seller will provide the Purchaser with a BREEAM-NL certificate in respect of the Property. In the event the level ‘Excellent’ is not achieved, the Seller will take all technically feasible measures to obtain additional points in order to reach the ‘Excellent’ level. If obtaining the ‘Excellent’ qualification is however still not feasible, the Purchaser cannot claim any form of compensation.
24.CORPORATE GUARANTEE GUARANTOR
24.1By co-signing this Agreement the Guarantor unconditionally and irrevocably guarantees to the Purchaser as its own and independent obligation the due and punctual performance and observance of the obligations under this Agreement by the Seller.
25.GENERAL CONDITIONS/LIMITATION OF LIABILITY NOTARY
25.1The services to be rendered by the Notary are governed by the general conditions applied by the Notary, which contain a limitation of liability.
25.2A copy of these general conditions will be attached to this Agreement as Annex 15.
25.3The Seller declares that it is aware that the Notary is a representative of NewGround Law, which acts as the external legal advisor of the Purchaser. With reference to the provisions of the Code of

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Conduct (Verordening Beroeps- en Gedragsregels) as determined by the general meeting of the Royal Notarial Association (Koninklijke Notariële Beroepsorganisatie), the Seller explicitly declares that it consents to the fact that the Purchaser will be assisted by NewGround Law in all cases connected with the Agreement or to a related document and all potential conflicts arising there from.
26.TRANSFERABILITY OF RIGHTS
The Parties are not allowed to assign or otherwise transfer any Party's rights under this Agreement without prior approval of the other Party. The Purchaser may, for the sole purpose of providing security for its obligations under a debt financing agreement, encumber, assign or otherwise transfer certain of its rights under this Agreement to or in favour of its external debt financier(s). The Seller shall not unreasonably withhold its consent for such purposes.
27.CONFIDENTIALITY
27.1None of the Parties shall provide any information to third parties or make any public announcement or otherwise distribute information concerning the subject matter of this Agreement without the prior written consent of the other Parties to this Agreement, unless:
(cd)required by the law of any relevant jurisdiction (including but not limited to the compliance with statutory requirements, listing rules or other regulations, including in respect of Seller’s parent company ‘Booking Holdings Inc.’);
(ce)required by internal compliance and/or policy requirements of the Parties;
(cf)such information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party;
(cg)such information is disclosed to advisors involved in any litigation conducted by that Party in relation to the transactions contemplated by this Agreement;
(ch)such information was lawfully in that Party's possession before the date of disclosure;
(ci)such information is disclosed to its financiers, auditors and advisors in connection with the transactions contemplated by this Agreement and any supervising or regulatory authority in connection therewith or the Dutch Tax Authority.
27.2Each Party shall procure that all of its employees, agents and other persons related to it shall comply with the obligations set forth in this Clause.
28.ANTI-SPECULATION CLAUSE
28.1The Purchaser may not dispose of the Property for a period of six (6) months after the Completion Date. During the aforementioned period, the Purchaser is also not permitted to encumber the Property with a restricted right of enjoyment (in property) or to transfer the beneficial ownership of the Property to third parties. 'Disposal' within the meaning of this article shall also include any transfer or transmission of shares, any assignment of the voting rights attached to shares, any subscription for shares or the acquisition (otherwise) of control over the Purchaser's activities by third parties within the meaning of the Decree on the Rules relating to Mergers of the Social and

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Economic Council 2000 (SER-besluit fusiegedragsregels 2000). This Clause does not apply to any intra group transfer or a disposal to an affiliate of the Purchaser.
In special circumstances, the Seller may, at the Purchaser's request, grant permission to deviate from the provisions in Clause 28.1. The aforementioned permission must be granted by the Seller in writing and prior to the performance of the (legal) acts referred to in Clause 28. The Seller may attach (non-financial) conditions to the granting of permission.
29.GENERAL
29.1This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
29.2Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement or a Party's permitted assigns or successors. In the event any third party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.
29.3The time limits referred to in this Agreement are governed by the Dutch Time Limits Act (Algemene termijnenwet).
29.4By co-signing this Agreement, the Notary declares to assume the obligations arising from this Agreement and to accept the powers conferred on her.
29.5If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:
(cj)the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(ck)the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
30.NO RESCISSION
To the extent permitted by law and without prejudice to a dissolution right that is explicitly granted to a Party under this Agreement, the Parties waive their rights, if any, to in whole annul, rescind or dissolve (gehele ontbinding en vernietiging) this Agreement.
31.WHOLE AGREEMENT
31.1This Agreement contains the whole agreement between the Parties relating to the Sale of the Subject of Sale by the Seller to the Purchaser and supersedes all previous agreements, whether oral or in writing, between the Parties relating to the Sale of the Subject of Sale by the Seller to the Purchaser.
31.2This Agreement may only be amended and any provision hereof may only be waived in writing, where such amendment or waiver is signed by all Parties.
32.GOVERNING LAW

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32.1This Agreement (including, for the avoidance of doubt, Clause 33) and any contractual or non-contractual obligations arising out of or in connection to it, is governed by and shall be construed in accordance with the laws of the Netherlands.
32.2Any power of attorney or other document executed in connection with this Agreement or the transactions provided for in this Agreement will be governed by and construed in accordance with the laws of the Netherlands.
33.DISPUTE RESOLUTION
33.1The Parties irrevocably agree that the courts of Amsterdam, the Netherlands, are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement (including any dispute as to the validity of this Agreement) and that accordingly, any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.
33.2Clause 33.1 shall also apply to disputes arising out of or in connection with agreements which are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

(Signature page follows)

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SIGNATORIES
This Agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.
Purchaser
D-IE WIIS OOSTERDOK COÖPERATIEF U.A.
By: /s/ Dirk Langhous
Name: Dirk Langhous
Title: Proxy Holder
Place: Amsterdam
Seller

BOOKING.COM REAL ESTATE AMSTERDAM B.V.
By: /s/ Maria Rocha Barros
Name:Maria Rocha Barros
Place: Amsterdam

Guarantor

BOOKING.COM HOLDING B.V.
By: /s/ Maria Rocha Barros
Name: Maria Rocha Barros
Place: Amsterdam

SIGNED by:
the Notary
(solely in connection with Clause 29.4)

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